Exhibt 10.1
AFC ENTERPRISES, INC.
2006 INCENTIVE STOCK PLAN
RESTRICTED STOCK GRANT CERTIFICATE
GRANT
     This Certificate evidences the grant by AFC Enterprises, Inc. (the “Company”), in accordance with the AFC Enterprises, Inc. 2006 Incentive Stock Plan (the “Plan”), to Cheryl A. Bachelder (“Employee”) of 30,000 shares of $.01 par value common stock of the Company (the “Stock”) subject to all of the terms and conditions set forth in the Plan and in this Certificate (the “Grant”). This Grant is made effective November 1, 2007 (the “Grant Date”).

AFC ENTERPRISES, INC.
By:	/s/ Frank J. Belatti
Title:	Chairman

TERMS AND CONDITIONS
     § 1 Plan. This Grant is subject to all of the terms and conditions set forth in this Certificate and in the Plan (including, without limitation, the provisions of § 13 and § 14 of the Plan that (a) provide for adjustment upon a change in capitalization (including stock splits) of the Company or upon certain corporate transactions and (b) address a sale, merger or change in control of the Company). All capitalized terms not otherwise defined in this Certificate shall have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Employee at the Company’s principal executive offices upon written request to the Secretary of the Company.
     § 2 Vesting.
     (a) General Rule. Employee’s interest in all of the shares of Stock subject to this Grant shall become fully vested and non-forfeitable if Employee remains an employee of the Company from the Grant Date through the first anniversary of the Grant Date and, subject to § 2(b), Employee shall forfeit her interest in all of the shares of Stock subject to this Grant if she fails to remain an Employee of the Company through the first anniversary of the Grant Date.
     (b) Special Rules. This Grant has been made as provided in Section 5(a) of the Employment Agreement between Employee and the Company which was signed on October 9, 2007, and any acceleration in the time for this Grant to become fully vested and non-forfeitable shall be determined under the terms of such Employment Agreement.
     § 3 Stockholder Rights. Employee before her interest in the shares of Stock either vests and becomes non-forfeitable or is forfeited will have (a) the right to receive any ordinary cash dividends paid with respect to the shares of Stock subject to this Grant as soon as practicable after the date such ordinary cash dividend is paid with respect to all other shares of Stock, but in no event later than 2 1/2 months after the calendar year in which the ordinary cash dividend is paid and (b) the right to vote such shares. If Employee forfeits any shares of Stock under § 2, Employee will at the same time forfeit her right to vote such shares of Stock and to receive future cash dividends paid with respect to such shares of Stock.
     Any dividends or other distributions of property made with respect to shares of Stock (other than ordinary cash dividends) that remain subject to forfeiture under § 2 will be held by the Company, and Employee’s rights to receive such dividends or other distributions property will vest and become non-forfeitable under § 2 at the same time as the shares of Stock with respect to which the dividends or other property are attributable.
     Except for the right to receive ordinary cash dividends and vote the share of Stock as described in this § 3, Employee will have no rights as a stockholder with respect to any shares of Stock subject to this Grant until her interest in such shares become vested and non-forfeitable under § 2.
     § 4 Stock Issuance. The Company will cause issuance in book entry shares of Stock in the name of Employee upon Employee’s execution of the irrevocable stock power in favor of the Company which is attached to this Certificate as Exhibit A. Such shares and any distributions made with respect to such shares (other than ordinary cash dividends) shall be held on behalf of the Company by its transfer agent until such time as Employee’s interest in such shares of Stock has become vested and non-forfeitable or has been forfeited. If Employee’s interest in the shares of Stock subject to this Grant become vested and non-forfeitable on any date, the Company will transfer to Employee or Employee’s delegate such shares of Stock (together with any dividends or other distributions made with respect to the shares that have been held by the Company) promptly thereafter and, in any event, no later than 75 days after such date.
     § 5 Nontransferable. Except as expressly authorized by the Committee, no rights granted under this Certificate shall be transferable by Employee. Any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this Grant in contravention of this Certificate and the Plan shall be null and void and shall have no effect. The person or persons, if any, to whom this Grant is transferred through a Committee authorization shall be treated the same as Employee’s under this Certificate.
     § 6 No Right to Continue Service. Neither the Plan nor this Certificate shall give Employee the right to continue in employment by the Company or any Subsidiary or shall adversely affect the right of the Company or any Subsidiary to terminate Employee’s employment with or without cause at any time.
     § 7 Securities Registration. As a condition to the delivery of the certificate for the shares of Stock subject to this Grant, Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Federal and state securities laws may require the placement of certain restrictive legends upon the certificate(s) evidencing the Stock issued upon exercise of this Grant.
     § 8 Other Agreement. If so requested by the Committee, Employee shall (as a condition to the transfer of the Stock) enter into such additional shareholder, buy-sell or other agreement or agreements prepared by the Company as the Company deems appropriate, which may restrict the transfer of the shares of Stock and provide for the repurchase of such Stock by the Company under certain circumstances. The certificate(s) evidencing the Stock may include one or more legends that reference or describe the conditions upon transfer referenced in this § 8.
     § 9 Withholding. The Company shall have the right to satisfy the minimum statutory federal and state tax withholding requirements arising out of this Grant by withholding shares of Stock that otherwise would be transferred to Employee. In addition, the Company or any Parent, Subsidiary or Affiliate shall have the right to take such other action, if any, as the Company or any Parent, Subsidiary or Affiliate deems necessary or appropriate to satisfy the minimum statutory federal and state tax withholding requirements arising out of this Grant including (but not limited to) requiring Employee to make a cash payment to the Company or any Parent, Subsidiary or Affiliate to satisfy the minimum statutory withholding requirements.
     § 10 Governing Law. The Plan and this Grant shall be governed by the laws of the State of Georgia.
     § 11 Binding Effect. This Grant shall be binding upon the Company and Employee and their respective heirs, executors, administrators and successors.
     § 12 Headings and Sections. The headings contained in this Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Grant. Any references to sections in this Certificate shall be to sections (§) of this Certificate unless otherwise expressly stated as part of such reference.

EXHIBIT A
IRREVOCABLE STOCK POWER
     For value received, as a condition to the issuance to the undersigned of the 30,000 shares of restricted common stock (the “Restricted Stock”) of AFC ENTERPRISES, INC. (the “Company”) subject to that certain Restricted Stock Grant Certificate dated as of November 1, 2007 (the “Certificate”), the undersigned hereby assigns and transfers to the Company, effective upon the occurrence of any forfeiture event described in the Certificate, any then-unvested shares of Restricted Stock for purposes of effecting any forfeiture called for under § 2 of the Certificate, and does hereby irrevocably give the Company the power (without any further action on the part of the undersigned) to transfer such shares of stock on the books of the Company to effect any such forfeiture. This irrevocable stock power shall expire automatically with respect to the shares of Restricted Stock subject to such Restricted Stock grant on the date such shares of Restricted Stock are no longer subject to forfeiture under § 2 of the Certificate or, if earlier, immediately after such a forfeiture has been effected with respect to such shares of Restricted Stock.

Signed by:	/s/ Cheryl A. Bachelder

November 1, 2007

Date

4